Exhibit 4.13

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of this 31 day of December, 2013 is entered into by and between ClientConnect Ltd., a company organized under the laws of the State of Israel (the “Company”) and Conduit Ltd., a company organized under the laws of the State of Israel (the “Conduit”).  The Company and Conduit are sometimes referred to as the “Parties” and each individually as a “Party”.

WHEREAS, the Company and Conduit have entered into that certain Split Agreement, dated as of September 16, 2013 (the “Split Agreement”), pursuant to which Conduit has agreed to assign and transfer to the Company, and the Company has agreed to receive and assume from Conduit, certain assets and liabilities of Conduit, all as more fully described therein;

WHEREAS, the Company and Conduit wish to enter into this Agreement, pursuant to which the Company will provide certain business support services and systems to Conduit subject to the terms and conditions set forth herein; and

WHEREAS, concurrently with entering into this Agreement, the Company and Conduit are entering into that certain Office and Administrative Services Agreement (the “Admin Agreement”), pursuant to which Conduit shall provide the Company with certain administrative and offices services as set forth therein and for the term of such agreement, inter alia, for the performance of the services by the Company to Conduit hereunder.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the Company and Conduit hereby agree as follows:

1.	DEFINITIONS.

1.1.              Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

1.1.1    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided that for purposes of this Agreement, Conduit and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be deemed Affiliates of one another.

1.1.2    “Business Day” means any day of the year on which banking institutions in Israel are generally open to the public for conducting business and are not required by law to close.

1.1.3    “Person” means (whether or not a capitalized term) any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, Governmental Body or other entity, including, any party to this Agreement.

1.1.4    “Representative(s)” means, with respect to any Person, such Person's Affiliates and the respective directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors of such Person and its Affiliates, and the successors and assigns of any of the foregoing; provided that for purposes of this Agreement, Conduit and the Company themselves shall not be deemed Affiliates of one another.

1.1.5    “Subsidiary” of any Person means any other Person (i) of which the first Person owns directly or indirectly fifty percent (50%) or more of the equity interest in the other Person, or (ii) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries, or (iii) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

1.2.              Terms Generally. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the schedules, certificate or documents ancillary to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any national, federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

2.	THE SERVICES.

2.1.              The Company shall provide Conduit and its Subsidiaries with the business support services and systems (collectively, the “Services”), detailed in Exhibit A attached hereto, on the other terms and conditions set forth in Exhibit A and this Agreement.1

2.2.              Each Party shall appoint a person that shall serve as the coordinator on behalf of such Party for any matter relating to this Agreement, including all notices, requests and other communications relating thereto this Agreement (but other than invoices).  Initially, the coordinators shall be:

2.2.1.	On behalf of the Company: Nadav Kishoni Office Phone: 972-8-946173 Email: Nadav@conduit.com

2.2.2.	On behalf of Conduit: Ofer Glik Office Phone: 972-8-9461713 Email: Ofer@conduit.com

2.3.              The Services shall be provided in a reasonable commercial standard, and with reasonable commercial efforts or care.

1  The scope of the services shall be examined prior to the Closing and adjusted to include the Services actually required; Exhibit B shall be amended correspondingly.

2.4.              When on the property of or leased by Conduit or its Subsidiaries, or when given access to any equipment, computer, software, network or files owned, controlled or used by Conduit or its Subsidiaries, the Company shall use reasonable standard of care and diligence.

2.5.              The Services shall be carried out by the Company's Representatives, and the Company shall be liable for any act or omission under or breach by its Representatives of this Agreement.

2.6.              The Parties acknowledge the transitional nature of the Services, and accordingly, the Parties will cooperate with each other and use commercially reasonable efforts, including making available the relevant personnel, to make a transition of each Service (such as, the Data Services, Experiment or Billing services) to the internal organization and use of Conduit and its Subsidiaries or third-party service providers selected by Conduit or its Subsidiaries, in a smooth and orderly manner, in accordance with instructions of Conduit. The consideration for such transition services shall be invoiced by the Company from Conduit at the rate per hour or cost set forth in Exhibit B.

3.	CONSIDERATION.

3.1.              The consideration to be paid by Conduit to the Company per full calendar month of the Services is as set forth in Exhibit B attached hereto, plus VAT, if applicable (the "Consideration"). The Consideration for Services rendered for less than a full calendar month shall be calculated on a pro-rata basis.

3.2.              To the extent that the Services hereunder requires the Company for additional costs, including without limitation, hiring or engaging additional employees or third parties and/or the purchase of additional licenses or equipment, the Consideration shall be increased proportionally based on the principles on which the Consideration is determined in Exhibit B, provided that the Consideration shall not be amended if the scope of such additional expenses does not exceed 20% of the aggregate Consideration as reflected in Exhibit B as the date hereof or as of the date of any future amendment pursuant to this Section, as the case may be.

3.3.              To the extent that the Services hereunder requires the Company for less costs, including without limitation, less employee or third parties work hours and/or less licenses or equipment, the Consideration shall be decreased proportionally based on the principles on which the Consideration is determined in Exhibit B, provided that the Consideration shall not be amended if the scope of such reduced Services does not reflect a reduction to at least 20% of the aggregate Consideration as reflected in Exhibit B as the date hereof or as of the date of any future amendment pursuant to this Section, as the case may be, provided that, one-time expense that was incurred prior to such date and cannot be refunded by the Company will continue to be charged until termination of this Agreement in accordance with the principles set forth in Exhibit B.

3.4.              The Consideration shall be paid in arrears on a monthly basis, within 35 days from the end of the month in which the invoice was issued, and subject to receipt by Conduit of a proper tax invoice. Invoices shall be issued by the Company and delivered to Conduit within 7 Business Day of the end of each month, with respect to the then ending calendar month.

3.5.              The Consideration shall be paid by Conduit to the Company in US dollars by wire transfer of immediately available funds to the Company’s bank account, as designated by it in writing.

3.6.              No set-off or deduction is permitted from any amount due by Conduit hereunder, whether by applicable law or otherwise (including the Split Agreement and the Admin Agreement), unless agreed to by the Company.

3.7.              The Company shall bear and be responsible for all taxes due by it in connection with the Consideration paid hereunder. Except for VAT, all payments made by Conduit to the Company hereunder are deemed inclusive of all taxes levied or imposed upon or in connection with the Services. Conduit shall be entitled to withhold from any payment made to the Company, any tax required to be withheld pursuant to applicable law, provided, however, no deduction and withholding of any such amounts shall be made if the Company shall present a valid certificate(s) of exemption from withholding or deduction from the relevant tax authority.

3.8.              Other than the Consideration, which consideration shall be deemed full consideration for the Services provided hereunder, the Company shall not be entitled to any other consideration for its Services rendered hereunder.

4.	INDEPENDENT CONTRACTOR

4.1.              The Company is performing the Services hereunder as an independent contractor and no employer-employee relationship exists or will exist between the Company and Conduit (or its Subsidiaries), nor between any Company's Representatives and Conduit (or its Subsidiaries). For the sake of clarity, neither the Company, nor any Company Representatives shall be covered by any Conduit employee benefit schemes and/or insurance policies of Conduit or its Subsidiaries. The Company shall solely be responsible to pay all taxes, payments, salary, social benefits, national insurance and any amounts due under applicable law with respect to it and its Representatives.

4.2.              The Company will defend, indemnify, and hold Conduit, its Representatives and any third party on their behalf, harmless from and against all claims, damages, losses, and expenses, including reasonable fees and expenses of attorneys and other professionals which may be incurred, suffered or imposed upon Conduit and/or its Representatives in respect of any withholding taxes, social security, unemployment or disability insurance, social benefits, vacation, severance payment or other payments whatsoever or deriving from the existence of employer-employee relationship between the Company or any of its Representatives and Conduit or its Subsidiaries.

4.3.              The Company shall maintain at its own expense the insurance policies with commercially reasonable coverage as required in connection with the Services hereunder, the employment or engagement of its Representatives and otherwise its operation.

4.4.              The Company shall be responsible, at its expense, to independently obtain, purchase, maintain and renew any third party licenses required for or obtain the required consent or right to use (or a renewal of a right of use that has terminated or expired) such third party licenses, for its own purposes or operations, provided however, that it may charge Conduit at cost only for those third party licenses that are required for the performance of the Services if there is an incremental cost per user, and based on the number of users required by Conduit at such time.

5.	INDEMNIFICATION.

The Company will defend, indemnify and hold harmless Conduit and its Representatives from and against any and all direct damages, costs and expenses (including reasonable attorneys’ fees) which may be incurred or suffered by them which may arise out of or in connection with the Company’s failure to provide the Services as required by and in accordance with this Agreement. Conduit shall provide the Company with written notice of a matter that may give rise to indemnification under this Section as soon as reasonably practical after becoming aware of any such matter. No delay in delivery of such written notice shall relieve the Company of its obligation under this Section 5, unless and to the extent that the Company is materially prejudiced thereby. Any such defense by the indemnifying party shall be with the indemnifying party’s choice of counsel approved in advance and in writing by the indemnified party (which approval shall not be unreasonably withheld). The indemnified party will also cooperate with the indemnifying party, in defending or settling such claim and the indemnified party may join in defense with counsel of its choice at its own expense. The indemnification hereunder shall be limited to an aggregate amount of up to $700,000. The Parties hereby agree that the indemnification hereunder shall not apply to the extent that the delay or failure in the performance or rendering of any Service results from: (i) the Transferred Assets (as defined in the Split Agreement) are insufficient for the performance of the Services, or (ii) the Employees and Consultants (as defined in the Split Agreement) are insufficient for the performance of the Services, or (iii) any cause beyond the Company's reasonable control, including force majeure, termination of employees and consultants of the Company which is not as a result of material reduction in such terminating employees or consultants compensation terms, or a material reduction in employees or consultants authority, duties or responsibilities; or (iv) actions or omission of Conduit or its Representatives or a breach by any of them of this Agreement.

6.	SERVICES RESULTS.

Any output and outcome delivered to Conduit and/or its Subsidiaries, or work product, derivatives, feedback, solely as a result of the performance of the Services (the "Services Results") shall be "works for hire" as defined under the applicable national and international copyright law and shall be owned solely and exclusively by Conduit and/or its Subsidiaries. The Company hereby assigns, for no additional consideration, to Conduit, its Subsidiaries and their successors and assigns all of the rights title, interests, and copyright therein. The Parties hereby agree that any modification to the infrastructure shall not be considered Services Results.

7.	CONFIDENTIAL INFORMATION.

7.1.              “Confidential Information” means any and all information of a Party (the “Disclosing Party”) and or its Representatives to which the other Party and its Representatives (the “Receiving Party”) may have access to and/or exposed to in connection with this Agreement and (in the case of Conduit as the Disclosing Party) the Services Results. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. Confidential Information shall not include material or information which: (i) is in the public domain at the time of disclosure by the Disclosing Party or subsequently becomes so through no fault of the Receiving Party; (ii) is furnished to the Receiving Party and/or its Representatives by a third party having a lawful right to do so and without any obligation of confidentiality to the Disclosing Party or its Representatives; (iii) was explicitly approved for release by written authorization of the Disclosing Party or its Representatives; or (iv) is independently developed by the Receiving Party, without benefit of Confidential Information, as evidenced by its written records.

7.2.              The Receiving Party shall, and shall cause its Representatives, to (i) maintain all Confidential Information in strict confidence; (ii) use the same degree of care in safeguarding Confidential Information, as it uses for its own confidential information of the highest importance, but in any case at least a reasonable degree of care; and (iii) not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, or use, any Confidential Information, and undertake that all its Representatives that render or provide Services are subject to confidentiality and non-use undertakings similar to those contained herein; provided that the Company may use all Confidential Information solely for the purpose of providing the Services. Confidential Information is and shall remain the sole and exclusive property of the Disclosing Party, and no license or other rights to Confidential Information are granted or implied hereby.  The Receiving Party shall be responsible for any breach of this Section 7 by its Representatives and shall notify Disclosing Party in writing should it become aware of any misappropriation or misuse of Confidential Information.

7.3.              In the event that the Receiving Party is being legally compelled or requested (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Receiving Party shall provide, prior to disclosure if at all possible, Disclosing Party with immediate written notice of the request so that Disclosing Party may, in its sole discretion, seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement. The Receiving Party shall, upon Disclosing Party's request, take reasonable steps to assist Disclosing Party in contesting the request for disclosure. In the event that a protective order or other remedy is not obtained, or that Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party shall furnish only that portion of the Confidential Information which it is legally required and to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information.  In addition, the Receiving Party shall maintain and make available to Disclosing Party a record and copies of any such Confidential Information disclosed.

7.4.              Without limiting the foregoing, the Receiving Party shall not embody any portion of the Confidential Information in any product, process or in any patent application filed by or on behalf of the Receiving Party, including, but not limited to, in a blocking patent application. Any patent application filed by the Receiving Party in violation of this Agreement shall be the property of the Disclosing Party, and the Receiving Party shall assign and transfer to the Disclosing Party the entire right, title and interest, in and to any such applications and any letters patents granted thereon in any country.

7.5.              Upon the Disclosing Party's request (at any time) or upon termination of this Agreement, Receiving Party shall immediately cease all use of the Confidential Information and return to Disclosing Party or, at Disclosing Party's option, destroy all materials and documentation consisting of or relating to the Confidential Information and certify to Disclosing Party in writing such return or destruction.

7.6.              This Section 0 shall not restrict the Receiving Party and its Representatives from acting in accordance with this Agreement or the Split Agreement nor shall it derogate or limit any rights thereunder and the Receiving Party shall be permitted to use or disclose Confidential Information if such disclosure is permitted under this Agreement or the Split Agreement.

7.7.              For so long as the Agreement remains in effect and 24 months following its expiration or early termination, the Receiving Party's obligations of confidence, non-disclosure, and non-use hereunder shall continue and survive with respect to Confidential Information received or generated while the Agreement was in effect.

8.	NON-SOLICITATION

8.1.              Each Party undertakes towards the other Party that during the term of this Agreement and for a period of 24 months thereafter each it shall not, directly or indirectly, encourage or solicit any officer, employee or consultant of the other Party, or induce or attempt to induce any such officer, employee or consultant to terminate, reduce or adversely modify the scope or terms of his or her engagement with the other Party or its Affiliates. This Section shall survive the termination or expiration of this Agreement, in accordance with its terms.

8.2.              Each of the Parties acknowledges, represents and warrants that in light of the Services and the transaction contemplated hereby and under the Split Agreement and Admin Agreement, and in view of each Party’s exposure and access of the other Party and its personnel and valuable proprietary information, the provisions of this Section 8 are reasonably necessary for the protection of the other Party’s interests under this Agreement, the Split Agreement and Admin Agreement, and are not unduly restrictive upon it or any Affiliates thereof.

9.	TERM.

9.1.              This Agreement shall commence on the date hereof and unless otherwise terminated pursuant to Section 10 below, shall terminate on the date that is 8 months of the date hereof, other than the Data Services which shall terminate on the date that is the 16 months anniversary of the date hereof (the “End Date”).

9.2.              At Conduit’s request, the End Date with respect to the Data Services may be extended for additional 8 months (the “Extension Period”), provided that the Consideration with respect to the Data Services shall be automatically increased by 20% of the Consideration as of the Extension Period. The Services to be rendered during such Extension Period shall be set out in a new Exhibit A, replacing Exhibit A attached hereto. The consideration for the Services during such agreed upon Extension Period shall be based on the principles on which the Consideration was determined in Exhibit B, and shall be set out in a new Exhibit B, replacing Exhibit B attached hereto. Except as set forth above, this Agreement shall continue to apply during the Extension Period with the End Date being the last date of the Extension Period.

10.	TERMINATION

10.1.    Conduit may terminate this Agreement or any specific Service (including any sub-service, being a line item specified in Exhibit A) and this Agreement with respect to such Service (or sub-service), in whole or in part, upon thirty (30) days’ prior written notice to the Company. In any case in which this Agreement is terminated only with respect to a specific Service or sub-service, then the consideration for such terminated Service or sub-service shall be removed and deducted from Exhibit B (or, if applicable, based on the principles on which the Consideration was determined in Exhibit B), and effective as of the date of such termination such Exhibit B as so revised shall be incorporated by reference to this Agreement, without any further action.

10.2.    Any Party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other Party (the “Breaching Party”) if the Breaching Party has failed to perform any of its material obligations under this Agreement relating to the Service or the nonpayment of Consideration, and such failure shall have continued without cure for a period of thirty (30) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party.

10.3.    Upon any of the following: (i) a Party files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors (collectively “Bankruptcy Laws”), or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (ii) the appointment of a receiver or trustee over the whole or any part or a Party’s assets; (iii) the calling by a Party of a meeting of creditors for the purpose of entering into a scheme or arrangement; (iv) any filing of an involuntary petition or proceeding under any Bankruptcy Laws against a Party, which has not been dismissed within 45 days thereafter; (v) a Party adopts one or more resolutions for dissolution, liquidation, bankruptcy, or reorganization or winding-up of the Party; the other Party shall have the right to immediately terminate this Agreement by providing written notice (it being clarified that any such event shall not excuse the Parties from their obligations hereunder if the other Party did not elect to so terminate this Agreement). Each Party shall notify the other Party in writing immediately upon becoming aware of the occurrence of any of the above events (without regard to any grace or cure period specified therein) or of events or circumstances which may reasonably be expected to result in any of the above events.

10.4.	Effect of Termination.

10.4.1.    Upon termination of this Agreement, any accrued charges then unpaid by Conduit shall remain due and payable in accordance with the terms provided in this agreement.

10.4.2.    Upon expiration or other termination of this Agreement in accordance with the terms hereof, the Parties shall cooperate in the orderly termination of the Services, including, without limitation, the transfer and delivery to Conduit of any work product or other materials produced or created by the Company in the course of performing the Services (if any) and transitioning the Services to Conduit or any other third party it may choose, as well as the return to Conduit of any equipment or other materials owned by Conduit and maintained by the Company for purposes of providing the Services.

10.4.3.    Upon termination of this Agreement, all obligations of the parties hereto shall terminate, except for the provisions of this Section 10.4 and Sections 2.6, 4-8 and 11 which shall survive any termination or expiration of this Agreement.

11.	MISCELLANEOUS.

11.1.             Entire Agreement.  This Agreement, including its Exhibits (which are be incorporated by reference to this Agreement), constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

11.2.             Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by a Party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.3.             Successors and Assigns.  No Party may transfer or assign either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of the other Party; provided, however, that either Party may assign any or all of its rights and interests hereunder to one or more of its Affiliates or any successor of such Party or its Affiliates by merger, by purchase of all or substantially all of the asset or stock of such Party or any line of business at any time.  Subject to the foregoing this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns.

11.4.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules of conflict of laws thereof.

11.5.             Submission to Jurisdiction. Subject to the arbitration provisions in Section 11.6, each of the Parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of the competent courts located in Tel-Aviv-Jaffa, Israel, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment relating thereto, and each of the Parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court or; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the Parties to this Agreement hereby agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the Parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 11.7. Nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable law.

11.6.             Arbitration

11.6.1.         Any disputes arising between the parties relating to this Agreement, or its interpretation, execution or breach thereof shall be exclusively resolved by arbitration to be conducted and all decisions and awards shall be rendered in accordance with the rules of the Israeli Arbitration Law, 1968 (the “Arbitration Law”), which rules and procedures are deemed to be incorporated by reference into this Agreement, except as otherwise provided herein. Any such arbitration (including its existence, any material exchanged or disclosed therein, the proceedings and the arbitrator’s award) shall be conducted on a confidential basis, in the Hebrew language, in Tel Aviv, Israel (or as determined by the arbitrator), by one arbitrator who shall be an attorney admitted to practice in Israel or retired judge, appointed by the Parties upon mutual consent, however, if the Parties are unable to agree on the identity of the arbitrator within 15 days of a Party's request to appoint an arbitrator, then each Party shall appoint one person within 7 days, and such persons shall determine the identity of the arbitrator within 7 days (from the end of aforesaid 7-days period); and if such two persons are unable to agree within the 7 days period, then the either Party may refer the determination of the identity of the arbitrator to the Chairman of the Tel Aviv District of the Israel Bar Association. All aspects of the arbitration proceedings, including all preliminary and post-ruling matters, shall be conducted in accordance with Israeli substantive laws then in force. The arbitrator shall be authorized to determine the procedural and evidentiary rules applicable to the arbitration and shall not be bound by rules of civil procedure or the principals governing admissibility of evidence, the arbitrator shall have the right to order discovery and to shall conduct such hearings or hear such presentations by the Parties (either together or ex parte) as it in its sole discretion deems necessary. The arbitrator may meet with each of the Parties separately, and the Parties hereby undertake to fully cooperate with the arbitrator and provide him with all materials requested by him without any delays. The arbitration proceedings shall not exceed 30 Business Days from the commencement of the proceedings. The arbitrator shall be requested to provide its written determination within 30 days after the completion of the arbitration proceedings.

11.6.2.         Notwithstanding anything in this Section 11.6, each Party may seek interim injunctive relief from a court of competent jurisdiction provided that such interim injunction relief shall be until the arbitrator is appointed. The continuance of such interim relief may be determined by the arbitrator.  No arbitration pursuant to this Agreement shall be stayed or delayed pending the outcome of any judicial or other proceedings.

11.6.3.         The award of the arbitrator shall be in writing and shall include the basis and reasoning for its findings, and shall be conclusive and binding upon the Parties, except as provided in the Arbitration Law. Judgment upon an arbitral award may be entered in any court of competent jurisdiction. The discretion of the arbitrator to fashion remedies hereunder shall not be broader than the legal and equitable remedies available to a court in Israel.  The arbitrator shall have the right to order injunctive relief and the payment of attorneys' fees, costs and other damages.  The findings and determination of the arbitrator in the arbitration award shall be final and binding on the Parties, and may be challenged or subject to any appeal in accordance with the Arbitration Law only in an appeal arbitration conducted in accordance with the provisions of this Section 11.6.

11.6.4.         Each of the Parties to the arbitration shall pay its own expenses, and the Parties shall share equally the fees and expenses of the arbitration proceeding (including the arbitration fees and expenses), unless otherwise determined by the arbitrator in its arbitration award.

11.6.5.         This Section shall constitute an arbitration agreement under the Arbitration Law. In the event of any contradiction between the provisions hereof and the Arbitration Law, the provisions of this Agreement shall prevail.

11.7.            Notices. All notices and other communications under this Agreement shall be in writing shall be given or made by delivery in person (and shall be deemed to have been duly given upon such delivery), by overnight courier service (and shall be deemed to have been duly given two days after delivery to the courier service), by facsimile or email (and shall be deemed to have been duly given after transmission in full with electronic confirmation of transmission, or if delivered on a non-Business Day or after recipient’s business hours, on the first Business Day after transmission), or by registered or certified mail (postage prepaid, return receipt requested) (and shall be deemed to have been duly given five (5) days after delivery to the mail service) to the respective parties at the following addresses (or to such other address or contact details as a party may have specified by notice given to the other party pursuant to this provision, provided, however, that any notice of change of address or contact details shall only be valid upon actual receipt):

If to Conduit, to:
[  ]
Telephone:                 +972- -
Facsimile:                    +972- -
Attention:
E-mail:

If to the Company, to:
[  ]
Telephone:                 +972- -
Facsimile:                    +972- -
Attention:
E-mail:

11.8.             Specific Performance.  Each Party hereby acknowledges and agrees that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part for the consummation of the transactions contemplated herein, may cause irreparable injury to the other Party, for which damages, even if available, may not be an adequate remedy.  Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

11.9.             Severability.  If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

11.10.           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  All references to a Section or Exhibit are references to a Section or Exhibit of this Agreement, unless otherwise specified, and include all subparts thereof.

11.11.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

- SIGNATURE PAGE FOLLOWS -

IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be executed as of the date first written above.

CONDUIT LTD.

By: /s/ Ronen Shilo Name: Ronen Shilo Title: CEO

CLIENTCONNECT LTD.

By: /s/ Dror Erez Name: Title: